UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2004

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

411 First Avenue South, Suite 600
Seattle, WA 98104-2860
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(206) 701-2000
Registrant’s facsimile number, including area code:	(206) 701-2500

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Item 8.01 Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT 1.1
EXHIBIT 4.1
EXHIBIT 10.1
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01	Entry into a Material Definitive Agreement and

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 6, 2004, we closed on our offering of $65 million aggregate principal amount of our 3.0% Convertible Senior Subordinated Notes due 2024 in a private placement to Bear, Stearns & Co. Inc., the initial purchaser, which resold the notes to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended.

The offering was made pursuant to the terms of a Purchase Agreement, dated December 1, 2004, by and between Bear, Stearns & Co. Inc. and us. The notes are issued under an Indenture by and between The Bank of New York Trust Company, N.A. and us and benefit from a Registration Rights Agreement by and between Bear, Stearns & Co. Inc., as the initial purchaser, and us. Agreements relating to the offering and a description of our capital stock are attached as exhibits and incorporated herein by reference. We have granted the initial purchaser an option, exercisable on or before December 31, 2004, to purchase up to an additional $15 million principal amount of the notes.

The material terms and conditions of the Indenture, the notes, the Registration Rights Agreement and the Purchase Agreement are as follows:

Notes Offered: $65 million aggregate principal amount of 3.0% Convertible Senior Subordinated Notes due 2024 ($80 million if the initial purchaser’s option to purchase additional notes is exercised in full).

Issue Price: The notes were issued at a price of 100% of the principal amount of the notes, which is $1,000 per note, plus accrued interest from December 6, 2004.

Maturity Date: December 1, 2024, unless earlier repurchased, redeemed or converted.

Interest: The notes bear interest at an annual rate of 3% from December 6, 2004, or from the most recent date to which interest has been paid or provided for, until, but not including, December 1, 2024, payable semi-annually in arrears on June 1 and December 1 of each year to holders of record at the close of business on the May 15 or November 15 immediately preceding such interest payment date. The first such interest payment date will be June 1, 2005. Additional interest will be payable if we fail to register for resale the notes and shares of common stock underlying the notes. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking of Notes: The notes are our unsecured senior subordinated obligations,

ranking:

•	junior in right of payment to our existing and future senior indebtedness, including any indebtedness under our existing, or any future, credit facility;

•	equally in right of payment with our existing and future indebtedness or other obligations that are not, by their terms, either senior or subordinated to the notes, including trade debt and other general unsecured obligations that do not constitute senior or subordinated indebtedness; and

•	senior in right of payment to our future indebtedness that, by its terms, is subordinated to the notes.

The notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Conversion Rights: The notes may be converted by the holder into shares of our common stock initially at a conversion rate of 207.2002 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $4.83 per share of common stock (subject to adjustment in certain events), only:

•	during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (referred to as a “conversion period”), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of our common stock exceeds 120% of the conversion price in effect on that 30th trading day of such period. The “mid-point dates” for our fiscal quarters are February 15, May 15, August 15 and November 15;

•	if we have called such notes for redemption; or

•	during prescribed periods, upon the occurrence of specified corporate transactions or a fundamental change, in each case as described in the Indenture.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. At any time prior to maturity, we can elect to obligate our company to satisfy our conversion obligation relating to 100% of the principal amount of the notes solely in cash, with any remaining amounts to be satisfied in cash, common stock or a combination of cash and common stock by providing notice to holders of the notes (referred to as a

“principal conversion settlement election”). This notice, once provided to holders, is irrevocable and will apply to any conversion of the notes even if the notes cease to be convertible but subsequently become convertible again.

Except if and when we make a principal conversion settlement election, we will not be required to notify holders of our method for settling our conversion obligation until notes are submitted for conversion.

Settlement entirely in common stock will occur as soon as practicable after we notify the holder that we have chosen this method of settlement. Except in certain limited circumstances, settlement in cash or in a combination of cash and common stock will occur on the third trading day following the final day of a 20 trading day cash settlement averaging period beginning on the final trading day following the final day of a three business day conversion retraction period or, if no retraction period is applicable, the final trading day following the settlement notice period.

If holders elect to convert their notes in connection with certain fundamental changes and other specified transactions that occur on or prior to December 1, 2009, we will increase the conversion rate by a number of additional shares of common stock upon conversion, or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligations so that the notes are convertible into shares of the acquiring or surviving company. Upon any conversion, holders will not, except in certain limited circumstances, receive any cash payment representing accrued and unpaid interest.

Sinking Fund: None

Optional Redemption: On or after December 1, 2007, and prior to December 1, 2009, we may redeem for cash all or a portion of the notes, at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest plus a make whole premium of $150.00 per $1,000 principal amount of notes less the amount of any interest actually paid or accrued and unpaid on the notes prior to the redemption date, if the closing sale price of our common stock exceeds 150% of the conversion price for at least 20 trading days in the 30-trading day period ending on the trading day prior to the date of mailing of the redemption notice. On or after December 1, 2009, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest.

Repurchase of Notes at a Holder’s Option: Holders may require us to purchase all or a portion of their notes for cash on December 1, 2009, December 1, 2014 and December 1, 2019. The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but not including, the purchase date.

Fundamental Change: Upon the occurrence of a fundamental change, as described in the Indenture, holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 100% of the principal amount plus any accrued and unpaid interest to, but not including, the fundamental change purchase date.

Events of Default: If there is an event of default on the notes, the principal amount of the notes plus accrued and unpaid interest (including additional interest, if any) to the date of acceleration may be declared immediately due and payable, subject to certain conditions as described in the Indenture.

Each of the following constitutes an event of default under the indenture:

•	the failure by Cray to pay the principal of, or premium on, any note when due and payable;

•	the failure by Cray to pay any accrued unpaid interest (including additional interest, if any) on the notes when due and payable, and if such default continues for a period of 30 days;

•	the failure by Cray to convert notes into shares of common stock (or, at the election of Cray, cash or a combination of cash and common stock) upon exercise of a holder’s conversion right in accordance with the provisions of the indenture;

•	the failure by Cray to redeem notes after it has exercised its redemption option;

•	the failure by Cray to provide notice in the event of a fundamental change when required by the indenture;

•	the failure by Cray to purchase all or any part of the notes when obligated to do so;

•	the failure by Cray to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 calendar days after written notice of such failure has been given (1) to Cray by the trustee or (2) to Cray and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	the default by Cray or any of its subsidiaries under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Cray or any of its subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

o	involves the failure to pay the principal of or any premium or interest on indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default continues after any applicable grace period; or

o	results in the acceleration of such indebtedness prior to its stated maturity;

and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $1 million or more;

•	there is a failure by Cray or any of its subsidiaries to pay final judgments not covered by insurance aggregating in excess of $2.5 million, which judgments are not paid, discharged or stayed for a period of 60 calendar days; and

•	certain events of bankruptcy, insolvency, liquidation or similar reorganization with respect to Cray or any significant subsidiary of Cray.

Transfer Restrictions: The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and are subject to certain restrictions on transfer.

Registration Rights: We have agreed to file with the SEC within 90 calendar days after the original issuance of the notes, and to use our reasonable best efforts to cause to become effective within 210 calendar days after the original issuance of the notes, a shelf registration statement with respect to the resale of the notes and the common stock issuable upon conversion of the notes. If we fail to maintain our obligation with respect to registration, we will be required to issue additional shares on any conversion that we elect to satisfy in stock while the failure continues and to pay additional interest on notes adversely affected by such failure.

Book-Entry Form: The notes are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market: The notes are new securities, and there is currently no established market for the notes.

Trading: The notes are eligible for trading in The PORTAL Market. We have not applied and do not intend to apply for the listing of the notes on any securities exchange.

Indemnity of Initial Purchaser. Under the Purchase Agreement, we have agreed to indemnify Bear, Stearns & Co. Inc. and certain of its affiliates against certain liabilities relating to the issuance and sale of the notes, including liabilities under securities laws.

Item 8.01	Other Events

On December 6, 2004, we issued a press release with respect to the closing of our offering of $65 million of convertible senior subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

A copy of that press release is attached.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Exhibit Description
1.1	Purchase Agreement dated December 1, 2004, by and between Cray Inc. and Bear, Stearns & Co. Inc. as Initial Purchaser.

4.1	Indenture dated as of December 6, 2004, by and between Cray Inc. and The Bank of New York Trust Company, N.A., as Trustee.

10.1	Registration Rights Agreement dated December 6, 2004, by and between Cray Inc. and Bear, Stearns & Co. Inc., as Initial Purchaser.

99.1	Description of Capital Stock

99.2	Press Release dated December 6, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 7, 2004

Cray Inc.
By:	/s/ Kenneth W. Johnson
Kenneth W. Johnson
Senior Vice President and General Counsel